Amended and Restated

Appendix B

to the

Amended and Restated Investment Advisory Agreement

Effective as of October 1, 2024

The Adviser is entitled to receive, on a monthly basis, an investment advisory fee as follows:

Fund	Annual Fee Rate (expressed as a Fund percentage of net assets)
State Street Small/Mid Cap Equity Index Fund	0.03%
State Street Small/Mid Cap Equity Index Portfolio	0.00%
State Street International Developed Equity Index Fund	0.11%
State Street U.S. Core Equity Fund	0.12%
State Street Income Fund	0.13%

As of October 11, 2022 (the “Effective Date”), the fund State Street International Spotlight Fund has been liquidated (the “Liquidated Fund”). As of the Effective Date, the Adviser shall no longer act as the Liquidated Fund’s Adviser under the terms of the Investment Advisory Agreement.

As of February 24, 2023 (the “Effective Date”), the fund State Street Diversified Income Fund has been liquidated (the “Liquidated Fund”). As of the Effective Date, the Adviser shall no longer act as the Liquidated Fund’s Adviser under the terms of the Investment Advisory Agreement.

As of October 27, 2023 as consideration for the Adviser’s services to the State Street Balanced Index Fund, the Adviser shall receive from the Fund a fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentage of the Fund’s average daily net assets during the month, less the proportional amount of the advisory fee of an investment company the shares of which are the only investment security held by the Fund.

State Street Balanced Index Fund	0.05%

As of October 1, 2024 (the “Effective Date”), the fund State Street Emerging Markets Equity Index Fund has reduced its management fee from 0.14% to 0.08%. As of the Effective Date, the Adviser is entitled to receive, on a monthly basis, an investment advisory fee as follows:

Fund	Annual Fee Rate (expressed as a Fund percentage of net assets)
State Street Emerging Markets Equity Index Fund	0.08%

This Appendix B is hereby amended and restated effective as of the 1st day of October 2024.

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Treasurer

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ann M. Carpenter
Name:	Ann M. Carpenter
Title:	Chief Operating Officer

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